Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

SERIES B-2 CONVERTIBLE PREFERRED STOCK

OF

MRU HOLDINGS, INC.

The undersigned, being the Chief Executive Officer of MRU Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the state of Delaware (“DGCL”) does hereby certify, in accordance with Section 151 and Section 103 of the DGCL, that the Board of Directors of the Corporation, by unanimous written consent, dated June 30, 2008, adopted the following resolution creating a series of the Corporation’s preferred stock, par value $0.001 per share, designated as the “Series B-2 Convertible Preferred Stock”:

RESOLVED, that pursuant to authority expressly granted by Article FOURTH (B) of the Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby creates and authorizes the issuance of a new series of preferred stock of the Corporation, par value $0.001 per share, to consist of 2,500,000 shares, designated as “Series B-2 Convertible Preferred Stock,” with the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions as set forth in the Certificate of Designation (the “Certificate of Designation”) attached hereto as Exhibit C;

That said Exhibit C states that the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions thereof as follows:

1.  Designation and Amount.  Two million five hundred thousand (2,500,000) shares of the Twenty-Five Million (25,000,000) authorized shares of Preferred Stock of the Corporation are designated as shares of Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred”).  The Series B-2 Preferred will be issued at a purchase price equal to $2.25 per share (the “Series B-2 Original Issue Price”).  The holders of record of the Series B-2 Preferred are sometimes referred to herein as the “Series B-2 Holders.”  Capitalized terms used herein without definition shall have the respective meanings given them in Section 12 hereof.

2.  Dividends.

(a)  The Series B-2 Holders of record, as of the Series B-2 Record Date (as defined below), shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, dividends on the Series B-2 Preferred at a simple annual rate equal to nine percent (9%) of the Series B-2 Original Issue Price (the “Series B-2 Dividend Rate”), up to but not including September 30, 2008 (the “Alternate Interest Rate Date”) and at

a simple annual interest rate of eighteen percent (18%) of the Series B-2 Original Issue Price (the “Alternate Rate”) from and after the Alternate Interest Rate Date until the Series B-2 Preferred is converted in accordance with Section 5 hereof, exchanged pursuant to Section 6 hereof or redeemed pursuant to Section 10 hereof; provided, however,  dividends shall not be declared unless permitted under that certain subordination agreement dated as of June 30, 2008 among the Corporation, Battery Venture VII, L.P., Battery Investment Partners VII, L.P. and Viking Asset Management L.L.C. (the “Subordination Agreement”), and each Series B-2 Holder shall be bound by the provisions of the Subordination Agreement, a copy of which is available from the Corporation upon request.  Subject to the foregoing, dividends may be paid by the Corporation in cash or shares of Common Stock; provided, however, that dividends shall not be paid in Common Stock if, after giving effect to such dividends, the aggregate number of shares of Common Stock beneficially owned by a Series B-2 Holder and its Affiliates exceeds 19.99% of the voting power of the Corporation (the “Issuance Limitation”), unless the Corporation obtains the requisite shareholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B), in which case the Issuance Limitation shall no longer apply to the Series B-2 Holders.  Dividends paid in Common Stock will be paid in Common Stock by dividing the amount of such dividends by the higher of (i) the Series B-2 Original Issue Price and (ii) the average VWAP for the Common Stock over the ten (10) Trading Days immediately preceding Series B-2 Dividend Payment Date (as defined in Section 2(b) below).

(b)  All dividends shall accrue on any given share of Series B-2 Preferred from the most recent date on which a dividend has been paid with respect to such share of Series B-2 Preferred or, if no dividends have been paid, from the date of original issuance of such share of Series B-2 Preferred. All dividends shall accrue from day to day, whether or not declared, based on the actual number of days elapsed and, subject to Section 2(a) hereof, be payable annually in arrears on June 30th of each year unless such date is not a Business Day, in which case payment shall be made on the next succeeding Business Day (each such date being referred to herein as a “Series B-2 Dividend Payment Date”), and any accumulated and unpaid dividend will be added to the Liquidation Preference set forth in Section 4(a)(i) hereof.  Dividends shall be paid to the holders of record of the Series B-2 Preferred as their names appear on the stock transfer records of the Corporation on the date (the “Series B-2 Record Date”) designated by the Board of Directors as the date of record for the payment of such dividend; provided, that such Series B-2 Record Date may not precede the date upon which the resolution fixing the Series B-2 Record Date is adopted and may not be more than sixty (60) days prior to the Series B-2 Dividend Payment Date.

(c)  No dividends may be paid or set apart for such payment on any Series B-2 Junior Securities (as defined below) and no Series B-2 Junior Securities may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if dividends have not been paid in full on the Series B-2 Preferred as provided in this Section 2.

3.  Rank.  The Series B-2 Preferred shall rank (i) junior to any additional class or series of capital stock that has been approved as senior to the Series B-2 Preferred by the Series B-2 Majority Holders (any such additional classes or series, collectively, the “Series B-2 Senior Securities”), and (ii) senior to (a) the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred”), (b) all shares of the Common Stock and (c) any additional class or series of capital stock of the Corporation hereafter created other than those approved as being senior to the Series B-2 Preferred by the Series B-2 Majority Holders (the Series B Preferred, the Common Stock and any such additional classes or series of capital stock, collectively, the “Series B-2 Junior Securities”), in each case, as to any distribution of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

4.  Liquidation Preference.

(a)  In the event of any Distribution, Liquidating Transaction or Fundamental Change (each referred to herein as a “Liquidation Event”), the holders of Series B-2 Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series B-2 Junior Securities, the greater of:

(i)  any and all accrued and unpaid dividends (whether or not declared) compounded annually up to the date of the Liquidation Event  and an amount per share equal to the Series B-2 Original Issue Price of the Series B-2 Preferred; and

(ii)  the consideration per share of Series B-2 Preferred that each Series B-2 Holder would have received if such Series B-2 Holder had converted its shares of Series B-2 Preferred, together with all compounded and accrued and unpaid dividends (whether or not declared) on each such share of Series B-2 Preferred up until the date of the Liquidation Event, into Common Stock immediately prior to the Liquidation Event.

(b)  If upon the occurrence of a Liquidation Event, the assets available to be distributed to the Series B-2 Holders shall be insufficient to pay to the Series B-2 Holders the full preferential amounts due to the Series B-2 Holders pursuant to Section 4(a)(i) hereof, then the entire assets of this Corporation legally available for distribution shall be distributed among the Series B-2 Holders pro rata.

(c)  The Corporation may condition any payment pursuant to this  Section 4 (a “Liquidation Payment”) upon the surrender by the Series B-2 Holder of the certificate or certificates representing the shares of Series B Preferred for which a Liquidation Payment is to be made.  Notwithstanding that the certificate or certificates evidencing any of the shares of Series B-2 Preferred for which a Liquidation Payment is received by a Series B-2 Holder pursuant to this Section 4 shall not have been surrendered to the Corporation, dividends with respect to such shares of Series B-2 Preferred shall cease and all rights with respect to such shares shall forthwith after the payment of the Liquidation Payment terminate and such shares shall be cancelled and retired.

5.  Conversion.  The holders of Series B-2 Preferred have conversion rights (the “Series B-2 Conversion Rights”) as follows:

(a)  Automatic Conversion into Equity Securities.  Upon the consummation by the Corporation of the issuance of equity securities (the “Equity Securities”) pursuant to an equity financing (including the issuance of Equity Securities upon the conversion or exchange of debt securities (the “Automatically Converting  Debt Securities”) issued after the date hereof in connection with an equity financing) in which the Corporation receives at least

Seventy Five Million Dollars ($75,000,000) (inclusive of the consideration received for the Series B-2 Preferred) in gross proceeds and 60% of such gross proceeds (at least $45,000,000) are attributable to one investor or a group of related investors (the “Equity Financing”), the shares of Series B-2 Preferred held by each Series B-2 Holder shall automatically convert into such number of shares of Equity Securities (or Alternative Equity Securities as specified in Section 7(b) hereof), as is determined by dividing (A) the sum of (i) any and all accrued and unpaid dividends (whether or not declared) through the date of conversion (which, for a conversion pursuant to this Section 5(a), shall be the first date on which the Equity Financing is consummated (the “Equity Financing Closing Date”)) on all shares of Series B-2 Preferred held by such Series B-2 holder on the Equity Financing Closing Date and  (ii) the aggregate Series B-2 Original Issue Price for all the outstanding shares Series B-2 Preferred held by such Series B-2 Holder on the Equity Financing Closing Date, by (B) the per share price of the Equity Securities sold in the Equity Financing.  Subject to Section 7(b) hereof, such conversion shall be on the same terms and conditions as those agreed to among the Corporation and the other purchasers in the Equity Financing.

(b)  Optional Conversion into Common Stock.  Subject to Section 5(d) below, in the event that the Series B-2 Preferred is not automatically converted in connection with an Equity Financing as provided in Section 5(a) above before the Alternate Interest Rate Date, on and after the Alternate Interest Rate Date, each share of Series B-2 Preferred shall be convertible, at the option of the Series B-2 Holder thereof, into a share or shares of Common Stock without the payment of any additional consideration, at the office of the Corporation or any transfer agent for the Series B-2 Preferred, into the number of fully paid and nonassessable shares of Common Stock that results from dividing (A) the sum of (i) the Series B-2 Original Issue Price plus (ii) accrued and unpaid dividends on the Series B-2 Preferred (regardless of whether declared), by (B) the conversion value per share in effect for each share of Series B-2 Preferred (the “Series B-2 Conversion Value”) at the time of conversion.  The Series B-2 Conversion Value shall initially be equal to the Series B-2 Original Issue Price and shall be adjusted from time to time pursuant to the provisions of Section 5(e) and shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a share of Series B-2 Preferred is convertible is hereinafter referred to as the “Series B-2 Conversion Rate.”

(c)  Mechanics of Conversion.

(i)  Automatic Conversion Pursuant to Section 5(a) Hereof.  As soon as practicable after the Equity Financing Closing Date, the Corporation shall deliver to each Series B-2 Holder a certificate or certificates at the address for such Series B-2 Holder listed on the records of the Corporation (or make a book entry if the Equity Securities are issued through a direct registration system) for the number of shares of Equity Securities (or Alternative Equity Securities) to which such holder shall be entitled pursuant to Section 5(a) hereof and a check payable to such holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Equity Securities.  Such conversion shall be deemed to have been made immediately prior to the close of business on the Equity Financing Closing Date, and the person or persons entitled to receive the shares of Equity Securities (or Alternative Equity Securities) issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Equity Securities (or Alternative Equity Securities) on such date.  Upon receipt of Equity

Securities (or Alternative Equity Securities) issued pursuant to Section 5(a), each Series B-2 Holder shall surrender all certificates representing the shares of Series B-2 Preferred converted pursuant Section 5(a) to the Corporation’s Secretary at the principal executive offices of the Corporation.  Notwithstanding that the certificates evidencing any of the shares of Series B-2 Preferred converted pursuant to Section 5(a) shall not have been surrendered, dividends with respect to such shares of Series B-2 Preferred shall cease to accrue after the Equity Financing Closing Date and all rights with respect to such shares shall forthwith after the Equity Financing Closing Date terminate.

(ii)    Optional Conversion Pursuant to Section 5(b) Hereof.  Before any Series B-2 Holder shall be entitled to convert such shares into full shares of Common Stock and to receive certificates therefor pursuant to Section 5(b) hereof, such Series B-2 Holder shall surrender the certificate or certificates for such shares of Series B-2 Preferred (the “Converting Shares”), duly endorsed, at the office of the Corporation or of any transfer agent for the Series B-2 Preferred, as the case may be, and shall give written notice substantially in the form attached hereto as Exhibit A (the “Notice”) to the Corporation at such office (i) stating that the Series B-2 Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock, and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Common Stock shall be issued, and instructions for the delivery thereof.  The Corporation shall, as soon as practicable thereafter, issue and deliver a certificate or certificates (or make a book entry if the Common Stock is to be issued through a direct registration system) for the number of shares of Common Stock to which such Series B-2 Holder shall be entitled as aforesaid and a check payable to such Series B-2 Holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B-2 Preferred to be converted with a properly completed Notice (the “Surrender Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Surrender Date.  Dividends with respect shares of Series B-2 Preferred surrendered pursuant to this Section 5(b)(ii) shall cease to accrue after the Surrender Date and all rights with respect to such shares shall forthwith after the  Surrender Date terminate.

(iii)    Cash in Lieu of Fractional Shares.  No fractional shares of Equity Securities, Alternative Equity Securities or Common Stock shall be issued upon conversion of Series B-2 Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B-2 Conversion Value.

(iv)     Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock, Equity Securities or Alternative Equity Securities upon conversion of shares of Series B-2 Preferred pursuant to this Section 5.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of shares of Common Stock, Equity Securities or Alternative Equity Securities in a name other than that in which the shares of Series B-2 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)  Issuance Limitation.  The Corporation shall not effect any optional conversion of Series B-2 Preferred pursuant to Section 5(b) hereof and a Series B-2 Holder shall not have the right to convert shares of Series B-2 Preferred pursuant to Section 5(b) hereof to the extent that, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by such Series B-2 Holder and its Affiliates exceeds the Issuance Limitation, unless the Corporation obtains the requisite shareholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B), in which case, the Issuance Limitation shall no longer apply to the Series B-2 Holders.  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Series B-2 Holder and its Affiliates shall include the shares of Common Stock issuable upon conversion of such Series B-2 Holder’s and its Affiliates’ Series B-2 Preferred shares pursuant to this Certificate of Designation, subject in all cases to the Issuance Limitation.  Upon the written request of a Series B-2 Holder, the Corporation shall promptly, but in no event later than two (2) Business Days following the delivery of such request, confirm in writing to such Series B-2 Holder the number of shares of Common Stock then outstanding.  For the avoidance of doubt, the Issuance Limitation set forth in this Section 5(d) shall not apply to any automatic conversion pursuant to Section 5(a) above.

(e)  Adjustment to the Conversion Value due to Stock Split. Stock Dividend or Other Similar Event.  If, prior to the conversion of all the Series B-2 Preferred, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Series B-2 Conversion Value shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Series B-2 Conversion Value shall be proportionately increased.

(f)  Certificates as to Adjustments.  Upon each adjustment or readjustment of the Series B-2 Conversion Value pursuant to Sections 5(e) above, the Corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B-2 Preferred a certificate of the Chief Financial Officer of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series B-2 Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the then effective Series B-2 Conversion Value, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of such Series B-2 Preferred.

(g)  No Impairment.  The Corporation will not, by amendment of this Certificate of Designation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate to protect the Series B-2 Conversion Rights against impairment.

(h)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B-2 Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all authorized shares of Series B-2 Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B-2 Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.  Optional Exchange into Convertible Debt.

(a)  Exchange.  If the Corporation issues Automatically Converting Debt Securities, each holder of Series B-2 Preferred shall have the right, but not the obligation, to exchange all, but not less than all, of the Series B-2 Preferred held by such Series B-2 Holder for Automatically Converting Debt Securities on the same terms and conditions applicable to the purchasers of the Automatically Converting Debt Securities.  Upon exchange of the Series B-2 Preferred pursuant to this Section 6, a Series B-2 Holder shall be entitled to a principal amount of Automatically Converting Debt Securities equal to the sum of (i) any and all accrued and unpaid dividends (whether or not declared) on the shares of Series B-2 Preferred then held by such Series B-2 Holder through the date of issuance of the Automatically Converting Debt Securities and (ii) the aggregate Series B-2 Original Issue Price for all shares of Series B-2 Preferred held by such Series B-2 Holder (clauses (i) and (ii) of this sentence collectively are referred to herein as the “Exchange Amount”).  The voting rights of any securities received upon the conversion of Automatically Converting Debt Securities may be limited as set forth in Section 7(b) hereof.

(b)  Mechanics of Exchange.   The Corporation shall provide at least two (2) Business Days’ prior written notice to each Series B-2 Holder before any issuance of Automatically Converting Debt Securities, including the terms of the Automatically Converting Debt Securities to be issued (the “Exchange Notification”).  To the extent a Series B-2 Holder elects to exchange such Series B-2 Holder’s shares of Series B-2 Preferred into Automatically Converting Debt Securities (“Exchanging Holder”), such Series B-2 Holder must provide written notice substantially in the form attached hereto as Exhibit B (the “Exchange Notice”) to the Secretary of the Corporation of such election on the Business Day following the date of delivery of the Exchange Notification to such Series B-2 Holder. The Exchange Notice must include the names of the Persons to whom the Automatically Converting Debt Securities are to be issued.  Before any Series B-2 Holder shall be entitled to exchange shares of Series B-2 Preferred for Automatically Converting Debt Securities, such Series B-2 Holder shall surrender the certificate or certificates for such shares of Series B-2 Preferred, duly endorsed, at the Corporation’s principal executive office.  The Corporation shall, as soon as practicable after receiving the Exchange Notice, issue and deliver Automatically Converting Debt Securities to the Exchanging Holder in a principal amount equal to the Exchange Amount.

(c)  Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Automatically Converting Debt Securities upon exchange of shares of Series B-2 Preferred pursuant to this Section 6.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issuance and delivery of Automatically Converting Debt Securities in a name other than that in which the shares of Series B-2 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

7.  Voting Rights.

(a)  Voting Rights of Series B-2 Preferred.  In addition to any rights of the Series B-2 Preferred with respect to voting as a class under the DGCL, and in addition to the rights of the Series B-2 Holders set forth in Section 8 below, the Series B-2 Holders shall vote as one class together with the Common Stock and the Series B Preferred, and each Series B-2 Holder shall have the number of votes equal to the number of shares of Common Stock into which the shares of Series B-2 Preferred held by such Series B-2 Holder may be converted pursuant to Section 5(b) (excluding accrued and unpaid dividends), and the Series B-2 Holders shall be entitled to vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the stockholders; provided, however, in no event shall voting power of any Series B-2 Holder, together with its Affiliates, exceed 19.99% of the voting power of the Corporation (the “Voting Limitation”), unless the Corporation obtains the requisite shareholder approval under NASDAQ Marketplace Rule 4350(i)(1)(B), in which case, the Voting Limitation shall no longer apply to the Series B-2 Holders.

(b)  Possible Limitation on Voting Rights of Equity Securities Acquired upon Automatic Conversion of Series B-2 Preferred or Automatically Converting Debt Securities.  If the Series B-2 Preferred automatically convert into Equity Securities pursuant to Section 5(a) hereof or are exchanged for Automatically Converting Debt Securities pursuant to Section 6 above that are to subsequently convert into Equity Securities and the per share price of the Equity Securities is less than the Series B-2 Original Issue Price, then the Series B-2 Preferred shall instead convert into alternative equity securities (the “Alternative Equity Securities”), which shall have as identical rights as the Equity Securities as possible under the DGCL, except the voting rights of the Alternative Equity Securities will be decreased such that the initial number of votes attributable to the Alternative Equity Securities will equal to the number of Equity Securities that would have been received upon the conversion of the Series B-2 Preferred into or exchange of Automatically Converting Debt Securities for Equity Securities at the Series B-2 Original Issue Price.

8.  Protective Provisions.  So long as at least 1,089,033 shares of Series B-2 Preferred are outstanding (subject to adjustment as provided in this Certificate of Designation), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Series B-2 Majority Holders:

(i)  enter into any sale of all or substantially all of its assets, or Fundamental Change, or any liquidation or winding up of the Corporation, in each case where such transaction or event results in net proceeds, on a per share basis, received by each Series B-2 Holder of less than three times the Series B-2 Original Issue Price;

(ii)  other than in connection with the issuance of Equity Securities and the Automatically Converting Debt Securities, amend this Certificate of Designation or the Corporation’s Certificate of Incorporation or bylaws in a manner adverse to the Series B-2 Preferred;

(iii)     other than the Equity Securities, authorize or designate any equity security senior to or on parity with the Series B-2 Preferred or any additional shares of Series B-2 Preferred;

(iv)    other than the Equity Securities and the Automatically Converting Debt Securities, issue any Additional Shares of Common Stock or any shares of Preferred Stock (other than with respect to the Series B Preferred outstanding on the date hereof and the Series B-2 Preferred), or any Options or Convertible Securities;

(v)     other than with respect to the Equity Securities, the Series B Preferred and the Series B-2 Preferred, pay any dividend on or purchase, redeem or otherwise acquire any Series B-2 Junior Securities; or

(vi)    other than in connection with the issuance of the Equity Securities and the Automatically Converting Debt Securities, decrease or increase the size of the Corporation’s Board of Directors.

If the Series B-2 Majority Holders agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B-2 Preferred, pursuant to this Section 8, so as to affect adversely the Series B-2 Preferred, then the Corporation will deliver notice of such approved alteration or change to the Series B-2 Holders that did not vote in favor of such alteration or change (the “Series B-2 Dissenting Holders”), and each Series B-2 Dissenting Holder shall thereafter have the right for a period of 30 days after the date of such notice to convert all, but not less than all, of the shares of Series B-2 Preferred held by such Series B-2 Dissenting Holder into shares of Common Stock pursuant to the terms of this Certificate of Designation as such terms exist prior to such alteration or change.  Any shares of Series B-2 Preferred not so converted shall thereafter be subject to the approved alteration or change of the rights, preferences or privileges of the Series B-2 Preferred.

9.    Status of Converted Stock.  Whenever any shares of Series B-2 Preferred are converted pursuant to Section 5 or exchanged pursuant to Section 6 or redeemed pursuant to Section 10, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, regardless of whether such shares are actually surrendered to the Corporation, and shall not be issuable by the Corporation as Series B-2 Preferred.

10.    Redemption

(a)  Optional Redemption after December 31, 2008.  Subject to Section 10(c) hereof, at any time on or after December 31, 2008, the Series B-2 Majority Holders may, by written notice to the Corporation substantially in the form attached hereto as Exhibit C (the “Redemption Notice”), require the Corporation to redeem all of the outstanding shares of Series B-2 Preferred and pay the Series B-2 Holders for each share of Series B-2 Preferred then held by such Series B-2 Holders (i) any and all accrued and unpaid dividends (whether or not declared) on such share of Series B-2 Preferred through the Redemption Date (defined below), and (ii) an amount per share equal to the Series B-2 Original Issue Price (clauses (i) and (ii) above are collectively referred to herein as the “Redemption Price”); provided, however, the Corporation shall have no obligation to pay the Redemption Price and redeem the Series B Preferred under this Section 10(a) until the twentieth (20th) Business Day after all certificates for the Series B-2 Preferred have been surrendered to the Secretary of the Corporation at the Corporation’s principal executive offices (the “Redemption Date”).

(i)  Rights Subsequent to Redemption.  On the Redemption Date, the Corporation shall mail a check or wire to each Series B-2 Holder the Redemption Price at the address or account, as applicable, for such Series B-2 Holder listed on the records of the Corporation or deposit each Series B-2 Holder’s Redemption Price with an independent payment agent so as to be available for the Series B-2 Holders on the Redemption Date.  If on the  Redemption Date, the Series B-2 Holder’s Redemption Price is mailed or wired to such Series B-2 Holder or deposited with an independent payment agent so as to be available for each Series B-2 Holder, then notwithstanding that the certificates evidencing any of the shares of Series B-2 Preferred to be redeemed shall not have been surrendered, dividends with respect to such shares of Series B-2 Preferred shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the  Redemption Date terminate, except the right of the a Series B-2 Holder to receive the Redemption Price without interest if not received on the  Redemption Date.

(b)       Redeemed or Otherwise Acquired Shares.  Any shares of Series B-2 Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B-2 Preferred following redemption.

(c)  Redemption Subject to Subordination Agreement.  Redemption of the Series B Preferred pursuant to this Section 10 shall only occur if permitted under the terms of the Subordination Agreement.

11.    Covenant Regarding Proposal to Stockholders.  If all the shares of Series B-2 Preferred do not automatically convert into Equity Securities pursuant to Section 5(a) hereof or are not all exchanged for Automatically Converting Debt Securities pursuant to Section 6 hereof before the Alternate Interest Rate Date, the Corporation agrees to use its commercially reasonable efforts to include in the proxy statement for its next annual meeting of stockholders following the Alternate Interest Rate Date a proposal to allow the Series B-2 Holders to convert their shares of Series B-2 Preferred into, and to exercise any warrants to purchase shares of Common Stock, dated as of even date herewith, into such number of shares of Common Stock issuable to the Series B-2 Holders hereunder and thereunder without regard to the Issuance Limitation.

12.    Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the June 30, 2008, other than shares of Common Stock issued or issuable:

(i)	upon conversion of the Series B Preferred or the Series B-2 Preferred;

(ii)	as a dividend or distribution on the Series B Preferred or the Series B-2 Preferred;

(iii)	to officers, directors or employees of, or financial advisors or other consultants to, the Corporation pursuant to a Plan or Plans or pursuant to any acquisition, financing or other written agreement so long as any such Plan or written agreement has been approved by the Board of Directors;

(iv)	upon exercise of any warrant granted in connection with the issuance of the Series B Preferred or the Series B-2 Preferred;

(v)	upon exercise or conversion of any Options or Convertible Securities issued in connection with an institutional loan agreement, line of credit or other financing arrangement approved by the Series B-2 Majority Holders; and

(vi)	upon exercise or conversion of any other Options or Convertible Securities with respect to which the Series B-2 Majority Holders have waived the right of the Series B-2 Preferred to a Series B-2 Conversion Value adjustment pursuant to the terms of this Certificate of Designation.

 “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the subject Person. For purposes of the term “Affiliate,” the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

 “Board of Directors” means the Board of Directors of the Corporation.

 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

 “Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

 “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series B Preferred or Series B-2 Preferred) or other securities convertible into or exchangeable for Common Stock.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Fundamental Change” means

(a)    any consolidation or merger of the Corporation or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Corporation or a wholly-owned Subsidiary) that has been approved by the Board of Directors where the stockholders of the Corporation immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving entity of such consolidation or merger immediately following such transaction; or

(b)    the acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a  result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise approved or consented to by the Board of Directors, of beneficial ownership of securities of the Corporation representing 50% or more of the combined voting power of the outstanding voting securities of the Corporation ordinarily (and apart from voting rights accruing in special circumstances) having the right to vote in the election of directors other than any such acquisition that arises from a transfer of outstanding securities of the Corporation that have voting power and not through action taken by the Corporation or any Subsidiary.  Notwithstanding the foregoing, no Fundamental Change shall result from the Equity Financing or distributions on Equity Securities issued pursuant to the Equity Financing.

 “Liquidating Transaction” means a sale, conveyance or disposition of all or substantially all the assets of the Corporation to any entity other than an Affiliate of the Corporation.

 “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (other than warrants granted in connection with the issuance of the Series B-2 Preferred), excluding options or grants pursuant to any Plan.

 “Plan” shall mean a written stock grant, option plan or purchase plan or other employee stock incentive program.

 “Person” means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

 “Preferred Stock” means the Series B Preferred and the Series B-2 Preferred.

 “Principal Market” means the New York Stock Exchange or the NASDAQ Global Market.

 “Securities Act” means the Securities Act of 1933, as amended.

 “Series B-2 Majority Holders” means at any time the holders of outstanding shares of Series B-2 Preferred which shares constitute a majority of the outstanding shares of Series B-2 Preferred.

 “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of June 30, 2008, by and between the Corporation and the original Series B-2 Holders pursuant to which the shares of Series B-2 Preferred were issued.

 “Subsidiary” of any Person means any corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of the Corporation or one or more of its Subsidiaries.

 “Trading Day” means any day (other than a Saturday or Sunday) on which the Principal Market is open for business.

 “VWAP” of any security on any Trading Day means the volume-weighted average closing price of such security on such Trading Day on the Principal Market, as reported by Bloomberg Financial, L.P. (based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time), using the AQR Function, for such Trading Day; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustments acceptable to the Series B-2 Majority Holders for stock splits, stock dividends, combinations, and capital reorganizations, as applicable.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of June 30, 2008.

/s/ Edwin J. McGuinn, Jr.
Name: Edwin J. McGuinn, Jr.
Title: Chief Executive Officer

Exhibit A

NOTICE OF CONVERSION

To: MRU Holdings, Inc.

Reference is made to that certain Certificate of Designation of Series B-2 Convertible Preferred Stock (the “B-2 Preferred Designation”).  Capitalized terms used but not defined herein have the meanings set forth in the B-2 Preferred Designation.  Pursuant to Section 5(b) of the B-2 Preferred Designation, the undersigned, being a holder of Series B-2 Convertible Preferred Stock (an “Exercising Holder”), hereby elects to exercise its conversion rights as to a portion or portions of its Series B-2 Convertible Preferred Stock, all as specified opposite its signature below:

Dated:

EXERCISING HOLDER		NUMBER OF SHARES OF SERIES B-2 CONVERTIBLE PREFERRED STOCK TO BE CONVERTED TO COMMON SHARES*
NAME	SIGNATURE

Names and addresses of Persons to whom such common stock shall be issued:

Denominations in which the certificate(s) evidencing the common stock shall be issued:

Instructions for delivery of certificate(s) evidencing the common stock issued:

*Note that certificates representing shares of Series B-2 Convertible Preferred Stock to be converted to Common Shares must surrendered to the Corporation.

Exhibit B

EXCHANGE NOTIFICATION

To: The Secretary of MRU Holdings, Inc.

Reference is made to that certain Certificate of Designation of Series B-2 Convertible Preferred Stock (the “B-2 Preferred Designation”).  Capitalized terms used but not defined herein have the meanings set forth in the B-2 Preferred Designation.  Pursuant to Section 6(a) of the B-2 Preferred Designation, the undersigned, being a holder of Series B-2 Convertible Preferred Stock (an “Exchanging Holder”), hereby elects to exercise its exchange rights as to all of its Series B-2 Convertible Preferred Stock into Automatically Converting Debt Securities, all as specified opposite its signature below:

Dated:

EXCHANGING HOLDER		NUMBER OF SHARES OF SERIES B-2 CONVERTIBLE PREFERRED STOCK TO BE EXCHANGED FOR AUTOMATICALLY CONVERTING DEBT SECURITIES*
NAME/ADDRESS	SIGNATURE

Name of Persons to whom the Automatically Converting Debt Securities are to be issued:

*Note that certificates representing shares of Series B-2 Convertible Preferred Stock to be exchanged for Automatically Converting Debt Securities must be surrendered to the Corporation.

Exhibit C

REDEMPTION NOTICE

To: MRU Holdings, Inc.

Reference is made to that certain Certificate of Designation of Series B-2 Convertible Preferred Stock (the “B-2 Preferred Designation”).  Capitalized terms used but not defined herein have the meanings set forth in the B-2 Preferred Designation.  Pursuant to Section 10 of the B-2 Preferred Designation, the undersigned Series B-2 Majority Holders hereby elect to exercise their redemption rights as to a portion or portions of their Series B-2 Convertible Preferred Stock, all as specified opposite their signatures below:

Dated:

REDEEMING HOLDER		NUMBER OF SHARES OF SERIES B-2 CONVERTIBLE PREFERRED STOCK TO BE REDEEMED*
NAME/ADDRESS	SIGNATURE

*Note that certificate(s) evidencing such shares of Series B-2 Convertible Preferred Stock to be redeemed must be surrendered to the Secretary of the Company at the Company’s principal executive offices.